Matria Healthcare, Inc. and Subsidiaries EXHIBIT 11
                    Computation of Earnings (Loss) per Share

                (Amounts in thousands, except per share amounts)
                                   (Unaudited)

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                                                                                 Three Months Ended         Nine Months Ended
                                                                                 September 30,                  September 30,
                                                                                 ---------------------    ------------------------
                                                                                1999           1998       1999             1998

Basic
Net earnings (loss)                                                          $  7,737           (84,156)  13,446         (95,099)
Accretion of preferred stock                                                     (110)               -      (307)             -
Preferred stock dividend requirements                                            (800)               -    (2,249)             -
                                                                             ---------          --------  -------        --------
Net earnings (loss) available to common shareholders                         $  6,827           (84,156)  10,890         (95,099)
                                                                             =========          ========  =======        ========

Shares:
    Weighted average number of common shares outstanding                       36,667            36,461   36,549          36,646
                                                                             =========          ========  =======        ========

Net earnings (loss) per common share                                        $   0.19              (2.31)    0.30           (2.60)
                                                                             =========          ========  =======        ========

Diluted
Net earnings (loss) available to common shareholders                            6,827           (84,156)  10,890         (95,099
Interest on convertable preferred shares                                          102                -       303              -
                                                                             ---------          --------  -------        --------
Net earnings (loss) for diluted calculation                                 $   6,929           (84,156)  11,193         (95,099)
                                                                             =========          ========  =======        ========


Shares:
    Weighted average number of common shares outstanding                        36,667            36,461  36,549          36,646
    Shares issuable from assumed exercise of options and                         2,447               -     1,607              -
       warrants
    Convertible preferred stock                                                   2,222              -     2,222              -
                                                                             ---------          --------  -------        --------

                                                                                41,336            36,461  40,378          36,646
                                                                             =========          ========  =======        ========

Net earnings (loss) per common share                                         $  0.17              (2.31)    0.28           (2.60)
                                                                             =========          ========  =======        ========




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